PRESS RELEASE                                                   January 27, 2003


BostonFed Bancorp, Inc. announces Fourth Quarter and Year-End Results and the Declaration of a Dividend of $.16 Per Share.

Monday, January 27, 4:05 pm ET

Burlington, Mass.- Jan. 27 /PRNewswire-FirstCall/--BostonFed Bancorp, Inc. (AMEX- BFD) (the "Company"), the parent of Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, and Broadway National Bank ("BNB"), a national chartered commercial bank, announced fourth quarter net income of $1,313,000, or $.30 basic and $.28 diluted earnings per share, compared to net income of $2,509,000, or $.58 basic and $.54 diluted earnings per share for the fourth quarter of 2001. The primary reason for the current quarter's lower earnings level was due to the recording of a $2.4 million impairment charge, (in excess of normal amortization) related to its originated mortgage servicing rights ("OMSR") due primarily to continued record volume of mortgage loan prepayments and the utilization of even more rapid prepayment speeds in valuing the remaining OMSR's than those used at September 30, 2002. The Company has reduced the value of OMSR's to approximately 64 basis points of total loans serviced for others. For the year ended December 31, 2002, earnings were $2.4 million, or $.54 basic and $.51 diluted earnings per share, compared to $9.7 million, or $2.18 basic and $2.05 diluted earnings per share for the year ended December 31, 2001. Year-to-date earnings were impacted by goodwill impairment of $7.0 million related to the acquisition of Forward Financial Company and settlement of two legal disputes during the year, which totaled $1.3 million. Excluding the cost of the settlement of the two legal disputes and the goodwill impairment, earnings were approximately $7.8 million, net of taxes, or $1.76 basic and $1.66 diluted earnings per share. For the years ended December 31, 2002 and 2001, the annualized return on average stockholders' equity was 2.44% and 10.32%, respectively. Please see "Cash Earnings Summary" for a discussion of cash earnings during the above referenced periods.

The Company also announced the declaration of a quarterly cash dividend of $.16 per share. The dividend is payable on or about February 20, 2003, to shareholders of record at the close of business on February 6, 2003.

The Company completed its ninth stock repurchase program of 224,428 shares on November 13, 2002 at an average price of $27.14. On the same day, the Company commenced its tenth stock repurchase program. As of December 31, 2002, the Company has acquired 35,587 shares of its outstanding common stock at an average price of $27.81 per share. The Company has 187,384 shares remaining to be repurchased under this program. Outstanding shares as of December 31, 2002 were 4,425,348.

Net interest income for the fourth quarter of 2002 was $9.1 million, compared to $9.3 million for the fourth quarter of 2001. The lower net interest income is due in part to the decline in the interest rate spread and margin resulting from the market interest rate declines over the past two years, which impacted interest sensitive assets to a greater degree than interest sensitive liabilities. However, balance sheet growth offset the effects of lower margins for the year, as net interest income was $37.5 million for the year ended December 31, 2002 compared to $37.3 million for the year ended December 31, 2001. The net interest margin declined to 2.57% in the current quarter, compared to 2.72% for the quarter ended December 31, 2001. The net interest margin for the year ended December 31, 2002 was 2.71%, compared to 2.86% for the year ended December 31, 2001. Due to market conditions, the already low rates being paid on deposits and the Company's utilization of slower to reprice longer term FHLB advances, the Company has not been able to lower interest rates on deposits and borrowings to the same degree that prime-based and treasury-indexed asset yields have fallen. While market interest rates appear to have stabilized, the Company cannot predict when interest rates will rise to higher levels and whether such increases will result in higher net interest margins.

The provision for loan losses was $500,000 for the quarter ended December 31, 2002, compared to $200,000 for the comparable period last year. On a year to date basis, the provision for loan losses was $1.4 million, compared to $820,000 for the year ended December 31, 2001. The increase in the provision was primarily due to the increased level of non-performing loans and the higher balances invested in commercial real estate loans, business loans and other higher yielding/higher risk loans. At December 31, 2002, the Company's non-performing assets totaled $6.5 million, or .43% of total assets, compared to the December 31, 2001 balance of $1.2 million, or .08% of total assets. Approximately one-half of the balance of non-performing assets at December 31, 2002 was due to one borrower relationship becoming non-performing on a land development and commercial real estate loan. The allowance for loan losses was $12.7 million at December 31, 2002, compared to $12.3 million at December 31, 2001. These amounts represent 194.0% of non-performing loans and 1.13% as a percent of loans at December 31, 2002, compared to 1,065% and 1.13%, respectively, at December 31, 2001.

Total non-interest income declined to $3.6 million for the quarter ended December 31, 2002, compared to $4.7 million for the quarter ended December 31, 2001 due primarily to lower loan processing and servicing fees resulting from the OMSR impairment charge. Loan processing and servicing fees were a negative $2.1 million for the quarter ended December 31, 2002 compared to a negative $255,000 for the quarter ended December 31, 2001. For the year ended December 31, 2002, loan processing and servicing fees were a negative $4.0 million, compared to a negative $275,000 for the year ended December 31, 2001. The declines were due to adjustments for the impairment of OMSRs mentioned above, which occurred due to increasing levels of loan prepayments in the declining interest rate environment through most of 2002. Further declines in market interest rates, which affect loan prepayments and prepayment speeds, could result in future additional impairment charges. Gain on sale of loans amounted to $4.1 million for the quarter ended December 31, 2002, compared to $3.1 million for the quarter ended December 31, 2001. For the year ended December 31, 2002, gain on sale of loans amounted to $12.7 million, compared to $10.6 million for the prior year period. The increased gain on sale of loans resulted from a continuation of high volumes of one- to four-family mortgage loan sales, made possible by the volume of lending activity, especially fixed-rate one- to four-family mortgages, in the current low interest rate environment. Included in the above gain on sale of loans were gains on sale of manufactured housing loans, which amounted to $4.0 million for the year ended December 31, 2002, compared to $5.2 million for the year ended December 31, 2001, resulting from reduced activity in the manufactured housing market. Deposit service fees increased from $674,000 in the quarter ended December 31, 2001, to $844,000 in the current quarter. For the year ended December 31, 2002, deposit service fees amounted to $3.0 million, compared to $2.5 million for the year ended December 31, 2001. The increase was primarily due to increases in fees and higher levels of deposit account services activity. Other non-interest income was lower in the current year as the Company recognized $273,000 in gains on sale resulting from its interest in the sale of the NYCE bank automated teller machine clearing network and a gain of $157,000 on the sale of BFS's former Billerica Office location during 2001.

In the non-interest expense category, compensation and benefits increased to $6.1 million for the current quarter, compared to $5.7 million for the quarter ended December 31, 2001. The primary reasons for the increase are normal year-over-year employee expense increases, higher than usual expenses incurred for loan originations support and the Company's accrual of approximately $300,000 for its defined benefit pension plan (the "plan") during the quarter. The Company had not been required to make contributions to this plan for over a decade as the plan was in an over-funded status. Compensation and benefits increased to $23.9 million for the year ended December 31, 2002 from $21.7 million for the prior year due primarily to the above-mentioned reasons, including approximately $500,000 for the second half of the year pension plan accrual. For the year ended December 31, 2002, goodwill impairment was $7.0 million ($4.6 million, net after tax) compared to goodwill amortization of $1.4 million for the year ended December 31, 2001. The goodwill impairment charge resulted primarily from a valuation assessment of the Company's Forward Financial operations. Such assessment considered the reduced volume of loan sales, the prolonged recession in the manufactured housing industry and other factors. Effective January 1, 2002, the Statement of Financial Accounting Standards Number 142 requires that goodwill no longer be amortized, but instead requires periodic impairment testing as conditions warrant, (but at least annually) to determine if impairment has occurred. If the level of manufactured housing loan sales remain at current levels and the manufactured housing industry recession both continue for a longer period than expected, further goodwill impairment charges may become necessary. During the current year the Company settled two lawsuits at a total cost of $1.3 million. Other non-interest expense declined in the current quarter and year, compared to last year's fourth quarter and year ended December 31, 2001 as the prior year periods included higher outside professional fees and other increased operating expenses.

Income tax expense for the year ended December 31, 2002 was $1.4 million for an effective tax rate of 36.7% compared to $5.2 million for an effective tax rate of 35.0% for the year ended December 31, 2001. The effective tax rate was higher this year primarily due to higher non-deductible Employee Stock Option Plan expenses, resulting from the higher market value of the Company's stock.

Total assets at December 31, 2002 were $1.526 billion, compared to $1.471 billion at December 31, 2001, an increase of $55.5 million. Increased balances in investment securities available for sale, mortgage-backed securities available for sale and loans, net, more than offset decreases in cash and cash equivalents and mortgage-backed securities held to maturity. Cash and cash equivalents declined to $74.7 million at December 31, 2002, from a balance of $96.0 million at December 31, 2001 as some of the liquidity was used to fund purchases of investment securities available for sale, which increased by $49.6 million to a balance of $112.9 million at December 31, 2002. This increase was primarily invested in an adjustable-rate mortgage mutual fund. Mortgage-backed securities available for sale increased to a balance of $114.5 million at December 31, 2002, from $94.9 million at December 31, 2001, as a result of investments in collateralized mortgage-backed securities ("CMO's"). Loans, net, increased by $15.6 million to a balance of $1.071 billion at December 31, 2002, compared to a balance of $1.056 billion at December 31, 2001 as the Company was able to increase its portfolio, despite a heavy volume of loans refinanced.

Deposit accounts increased by $75.8 million, from $884.5 million at December 31, 2001 to $960.3 million at December 31, 2002 as deposit flows have increased slightly. Of the $75.8 million increase in deposits, $40.8 million was in wholesale brokered-deposits, bringing the total of brokered deposits to $132.7 million. Federal Home Loan Bank ("FHLB") advances and other borrowings declined by $22.4 million to a balance of $426.6 million at December 31, 2002 compared to $449.0 million at December 31, 2001.

Total stockholders' equity was $93.0 million at December 31, 2002, compared to $93.4 million at December 31, 2001. On a per share basis, the book value was $21.17 at December 31, 2002, compared to $21.39 at December 31, 2001. The stockholders' equity to total assets ratio of the Company was 6.1% at December 31, 2002 and 6.3% at December 31, 2001. Regulatory Tier 1 capital, which is not impacted by the effects of goodwill increased to approximately $113.2 million at December 31, 2002 from approximately $106.7 million at December 31, 2001.

As previously disclosed, the Commonwealth of Massachusetts' Department of Revenue ("DOR") has issued various demands for payment of additional taxes and interest for tax years beginning in 1999, due to its denial of the dividends received deduction pertaining to the Banks' Real Estate Investment Trusts ("REITS"). The Banks are disputing the DOR's position. If the DOR prevails, the Banks could potentially be assessed approximately $4.6 million in additional taxes, interest and penalties through December 31, 2002.











                             BOSTONFED BANCORP, INC.
                              Cash Earnings Summary

Cash earnings represent the amount by which tangible stockholder's equity changes each period due to operating results, which include reported earnings plus the non-cash charges, net of taxes, for the amortization and appreciation of allocated shares in the Company's Employee Stock Ownership Plan ("ESOP"), stock-based incentive plans ("SIP"), goodwill impairment, and in 2001, amortization of goodwill. Cash earnings is a non-GAAP (Generally Accepted Accounting Principles) measure that the Company believes is useful in assisting investors in gaining an understanding of the Company's results of operations. Cash earnings should be viewed in conjunction with GAAP results and not in lieu of it. A reconciliation of reported earnings and cash earnings for the three and twelve months ended December 31, 2002 and 2001 is as follows:



                                       Three Months Ended            Year Ended
                                  12-31-02       12-31-01     12-31-02     12-31-01
                                  --------       --------     --------     ---------
                                    (Dollars In Thousands Except Per Share Amounts)


Reported Income                   $1,313         $2,509       $2,388      $ 9,656
Add:
         ESOP Expense                367            305        1,476        1,200
         SIP Expense                  11             19           70           93
         Goodwill                      0            354        7,000        1,418

Deduct:
         Tax on ESOP                 (53)           (53)        (212)        (211)
         Tax on SIP                   (4)            (7)         (26)         (36)
         Tax on Goodwill               0           (120)      (2,450)        (480)
                                  -------        -------      -------     --------
Cash Earnings                     $1,634         $3,007       $8,246      $11,640
                                  ======         ======       ======      =======

Resultant Cash Earnings Data:

   Basic Earnings Per Share        $0.37          $0.68        $1.87       $2.62
   Diluted Earnings Per Share      $0.35          $0.65        $1.76       $2.48
   Return on Assets (annualized)    0.43%          0.82         0.55%       0.83%
   Return on Equity (annualized)    6.84%         12.53         8.44%      12.43%


Cash earnings indicate the addition to tangible capital, which measures the Company's capacity for growth, ability to execute share repurchases or pay dividends. As indicated above, cash earnings for the year ended December 31, 2002 amounted to $8.2 million, or $5.9 million more than reported earnings.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provision for forward looking statement contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
             FAX: (781) 221-7594

                             BOSTONFED BANCORP, INC.


Consolidated Balance Sheets                                             December 31,        December 31,
--------------------------                                                2002                 2001
                                                                    ---------------       --------------
                                                             (Dollars In Thousands, Except Per Share Amounts)
                                                                              (Unaudited)

Assets
--------------
Cash and cash equivalents                                           $       74,672        $      95,957
Investment securities available for sale                                   112,888               63,258
Investment securities held to maturity                                       2,524                  554
Mortgage-backed securities available for sale                              114,515               94,922
Mortgage-backed securities held to maturity                                 25,429               40,822
Loans held for sale                                                         31,614               24,612
Loans, net of allowance for loan losses                                  1,071,356            1,055,798
Accrued interest receivable                                                  6,470                6,317
Stock in FHLB of Boston & Federal Reserve Bank                              24,552               24,208
Premises and equipment, net                                                 10,133               10,295
Goodwill                                                                    10,776               17,776
Other assets                                                                41,439               36,347
                                                                    --------------        -------------
              Total assets                                          $    1,526,368        $   1,470,866
                                                                    ==============        =============

Liabilities and Stockholders' Equity
------------------------------------
Liabilities:
  Deposit accounts                                                  $      960,278        $     884,516
  Federal Home Loan Bank advances & other borrowings                       426,560              449,000
  Corporation obligated mandatorily redeemable capital securities           32,000               32,000
  Advance payments by borrowers for taxes and insurance                      2,317                2,614
  Other liabilities                                                         12,240                9,348
                                                                    --------------        -------------
              Total liabilities                                          1,433,395            1,377,478
                                                                    --------------        -------------
Stockholders' equity:
  Common stock and additional paid-in capital                               69,347               68,325
  Retained earnings                                                         64,242               64,702
  Accumulated other comprehensive income                                     1,096                  105
  Less unallocated ESOP shares                                                   0                 (529)
  Less unearned 1996 Stock-Based Incentive Plan                                (14)                 (57)
  Less Treasury Stock                                                      (41,698)             (39,158)
                                                                    --------------        -------------
                 Total stockholders' equity                                 92,973               93,388
                                                                    --------------        -------------
              Total liabilities and stockholders' equity            $    1,526,368        $   1,470,866
                                                                    ==============        =============

Selected Financial Highlights --      (At End of Period)
--------------------------------------------------------
  Total stockholders' equity to total assets                                   6.1%                 6.3%
  Market value per share                                                $    26.70           $    24.10
  Book value per common share                                           $    21.17           $    21.39
  Number of shares outstanding                                           4,425,348            4,450,653
  Non-performing loans                                                  $    5,497           $    1,158
  Real estate owned and other repossessed assets                        $    1,026           $       31
  Total non-performing assets                                           $    6,523           $    1,189
  Total non-performing assets as a percent of
      total assets                                                            0.43%                0.08%
  Allowance for loan losses                                             $   12,656           $   12,328
  Allowance for loan losses as a percent of
      non-performing loans                                                  230.23%             1064.59%
  Allowance for loan losses as a percent of
      non-performing assets                                                 194.02%             1036.84%
  Allowance for loan losses as a percent of loans                             1.13%                1.13%
  Total loans serviced for others                                       $1,084,797           $  974,221


                             BOSTONFED BANCORP, INC.

Consolidated Statements of Income
---------------------------------

                                                         Three Months Ended             Twelve Months Ended
                                                              December 31,                      December 31,
                                                 -------------------------------   -------------------------------
                                                     2002             2001             2002             2001
                                                          (Dollars In Thousands, Except Per Share Amounts)
                                                                            (Unaudited)

Interest income:
  Loans                                          $     17,689     $      19,816    $      73,418    $      81,914
  Mortgage-backed securities                            1,603             2,174            7,904            7,365
  Investment securities                                 1,260               969            4,281            5,617
                                                 ------------     -------------    -------------    -------------
    Total interest income                              20,552            22,959           85,603           94,896
                                                 ------------     -------------    -------------    -------------
Interest expense:
  Deposit accounts                                      5,404             6,543           22,341           30,103
  Borrowed funds                                        5,114             6,263           22,219           23,937
  Corporation obligated mandatorily redeemable
    capital securities distributions                      887               881            3,529            3,522
                                                 ------------     -------------    -------------    -------------
    Total interest expense                             11,405            13,687           48,089           57,562
                                                 ------------     -------------    -------------    -------------
Net interest income                                     9,147             9,272           37,514           37,334
Provision for loan losses                                 500               200            1,350              820
                                                 ------------     -------------    -------------    -------------
  Net interest income after provision for loan losses   8,647             9,072           36,164           36,514
Non-interest income:
  Deposit service fees                                    844               674            3,038            2,476
  Loan processing and servicing fees                   (2,112)             (255)          (3,989)            (275)
  Gain on sale of loans                                 4,064             3,087           12,657           10,625
  Income from bank owned life insurance                   322               320            1,238            1,255
  Gain on sale of investments                              26               519              387              749
  Other                                                   407               394            1,560            1,828
                                                 ------------     -------------    -------------    -------------
    Total non-interest income                           3,551             4,739           14,891           16,658
                                                 ------------     -------------    -------------    -------------
Non-interest expense:
  Compensation and benefits                             6,097             5,706           23,940           21,674
  Occupancy and equipment                               1,231             1,218            4,883            4,737
  Data processing                                         436               455            1,775            1,685
  Advertising expense                                     279               281            1,141            1,032
  Federal deposit insurance premiums                       34                34              159              167
  Real estate operations                                  200                 0              200                7
  Impairment/Amortization of goodwill                       0               354            7,000            1,418
  Legal settlements                                         0                 0            1,250                0
  Other                                                 1,796             1,999            6,932            7,587
                                                 ------------     -------------    -------------    -------------
    Total non-interest expense                         10,073            10,047           47,280           38,307
                                                 ------------     -------------    -------------    -------------
Income before income taxes                              2,125             3,764            3,775           14,865
Income tax expense                                        812             1,255            1,387            5,209
                                                 ------------     -------------    -------------    -------------
Net income                                       $      1,313     $       2,509    $       2,388    $       9,656
                                                 ============     =============    =============    =============

Selected Financial Highlights--
-------------------------------
     (For the periods ending)
  Basic earnings per share                         $     0.30        $     0.58       $     0.54       $     2.18
  Diluted earnings per share                       $     0.28        $     0.54       $     0.51       $     2.05
  Weighted average number of shares outstanding:
    Basic                                           4,412,965         4,371,087        4,413,319        4,436,065
    Diluted                                         4,675,737         4,647,215        4,676,250        4,701,723
  Return on average assets (annualized)                  0.34%             0.68%            0.16%            0.69%
  Return on average stockholders'
        equity (annualized)                              5.50%            10.46%            2.44%           10.32%
  Net interest rate spread (annualized)                  2.33%             2.41%            2.44%            2.56%
  Net interest margin (annualized)                       2.57%             2.72%            2.71%            2.86%
  Mortgage loan originations
      (Dollars in Thousands)                       $  382,778        $  307,245       $1,205,758       $  964,321

